Exhibit 99.2

CALIPER LIFE SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share data)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$36,528	$24,614
Marketable securities	10,779	10,232
Accounts receivable, net	24,328	26,544
Inventories	16,998	14,004
Prepaid expenses and other current assets	3,566	2,916

Total current assets	92,199	78,310
Property and equipment, net	9,555	9,765
Intangible assets, net	22,410	27,797
Goodwill	27,958	27,958
Other assets	570	592

Total assets	$152,692	$144,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,293	$6,820
Accrued compensation	8,777	8,830
Other accrued liabilities	10,982	11,160
Deferred revenue and customer deposits	15,020	13,503
Current portion of accrued restructuring	1,528	2,091

Total current liabilities	43,600	42,404
Noncurrent portion of accrued restructuring	2,250	1,839
Other noncurrent liabilities	7,426	8,360
Deferred tax liability	1,131	1,131
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 54,638,799 and 52,064,675 shares issued and outstanding in 2011 and 2010, respectively	55	52
Additional paid-in capital	410,622	396,609
Accumulated deficit	(312,976)	(306,361)
Accumulated other comprehensive income	584	388

Total stockholders’ equity	98,285	90,688

Total liabilities and stockholders’ equity	$152,692	$144,422

See accompanying notes.

CALIPER LIFE SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product revenue	$25,542	$20,066	$77,196	$60,920
Service revenue	7,484	6,590	21,539	17,013
License fees and contract revenue	3,922	3,090	12,374	9,514

Total revenue	36,948	29,746	111,109	87,447
Costs and expenses:
Cost of product revenue	12,533	10,179	39,030	30,575
Cost of service revenue	4,053	3,270	11,665	9,778
Cost of license revenue	681	478	2,297	1,404
Research and development	5,583	4,416	16,484	13,061
Selling, general and administrative	13,073	11,046	40,336	32,650
Amortization of intangible assets	1,442	1,169	5,386	3,648
Restructuring charges (credits), net	(6)	741	2,257	1,375

Total costs and expenses	37,359	31,299	117,455	92,491

Operating loss	(411)	(1,553)	(6,346)	(5,044)
Interest expense, net	(49)	(75)	(133)	(277)
Gain (loss) on divestiture (Note 3)	—	(37)	—	11,387
Other income (expense), net	(247)	320	155	(69)

Income (loss) before income taxes	(707)	(1,345)	(6,324)	5,997
Benefit (provision) for income taxes	(75)	35	(291)	(288)

Net income (loss)	$(782)	$(1,310)	$(6,615)	$5,709

Net income (loss) per share, basic	$(0.01)	$(0.03)	$(0.13)	$0.11
Net income (loss) per share, diluted	$(0.01)	$(0.03)	$(0.13)	$0.11
Shares used in computing net income (loss) per common share, basic	53,810	50,277	52,766	49,945
Shares used in computing net income (loss) per common share, diluted	53,810	50,277	52,766	51,888

See accompanying notes.

CALIPER LIFE SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2011	2010
Operating activities
Net income (loss)	$(6,615)	$5,709
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	7,452	5,478
Stock-based compensation expense, net	2,902	2,599
Gain on divestiture	—	(11,387)
Non-cash restructuring charge, net	2,257	1,375
Foreign currency exchange losses (gains)	(74)	165
Changes in operating assets and liabilities:
Accounts receivable	2,586	2,446
Inventories	(2,976)	(1,667)
Prepaid expenses and other current assets	(749)	(377)
Accounts payable and other accrued liabilities	228	(326)
Accrued compensation	(678)	(2,100)
Deferred revenue and customer deposits	1,448	286
Other noncurrent liabilities	(487)	(767)
Payments of accrued restructuring obligations, net	(2,338)	(1,319)

Net cash from operating activities	2,956	115

Investing activities
Purchases of marketable securities	(8,607)	(13,031)
Proceeds from sales of marketable securities	1,261	—
Proceeds from maturities of marketable securities	6,800	6,555
Other assets	125	(2)
Purchases of property and equipment	(1,854)	(1,460)
Proceeds from divestiture	—	16,500

Net cash from investing activities	(2,275)	8,562

Financing activities
Borrowings under credit facility	—	12,900
Payments of credit facility	—	(27,800)
Payments of capital lease obligations and other obligations	(444)	(55)
Proceeds from issuance of common stock (Note 12)	11,632	502

Net cash from financing activities	11,188	(14,453)
Effect of exchange rates on changes in cash and cash equivalents	45	51
Net increase (decrease) in cash and cash equivalents	11,914	(5,725)
Cash and cash equivalents at beginning of period	24,614	34,522

Cash and cash equivalents at end of period	$36,528	$28,797

See accompanying notes.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2011

(Unaudited)

1. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements of Caliper Life Sciences, Inc. and its wholly owned subsidiaries (collectively, the “Company” or “Caliper”) have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and generally accepted accounting principles for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules or regulations. The December 31, 2010 consolidated balance sheet has been derived from the Company’s audited financial statements as of that date, but does not include all disclosures required by U.S. GAAP. However, in the opinion of management, all adjustments (consisting of normal recurring entries) considered necessary for a fair presentation have been included. These unaudited consolidated financial statements should be read in conjunction with Caliper’s Annual Report on Form 10-K for the year ended December 31, 2010.

Operating results for the three and nine months ended September 30, 2011, are not necessarily indicative of the results that may be expected for the full fiscal year or for any future periods. For example, the Company typically experiences higher revenue in the fourth quarter of its fiscal year due to spending patterns of its customers, and may realize significant periodic fluctuations in license and contract revenue depending on the timing and circumstances of underlying individual transactions.

On September 7, 2011, the Company entered into an Agreement and Plan of Merger (“the Merger Agreement”) with PerkinElmer, Inc., a Massachusetts corporation (“Buyer”), and PerkinElmer Hopkinton Co., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”) pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving as a wholly-owned subsidiary of Buyer. A description of the Merger Agreement is contained in the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2011. The waiting period for the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on October 19, 2011, and clearance for the Merger under Germany’s Act against Restraints of Competition was granted on October 10, 2011. Completion of the Merger remains subject to the satisfaction of certain conditions, including approval of the Company’s stockholders. The Company will hold a special meeting of stockholders on November 7, 2011 at which the Company’s stockholders will vote on the Merger Agreement.

Summary of Significant Accounting Principles

The accounting policies underlying the accompanying unaudited consolidated financial statements are those set forth in Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 11, 2011. Those policies are not presented herein, except to the extent that new policies have been adopted or that the description of existing policies has been meaningfully updated.

Revenue Recognition

General Policy

Caliper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured or probable, as applicable. Product revenue is recognized upon passage of title, which for the majority of sales occurs when goods are shipped under Caliper’s standard terms of “FOB origin.” Revenue associated with customer product purchases delivered under terms of “FOB destination” is deferred until the product is received by the customer. Revenues on shipments subject to customer acceptance provisions are recognized only upon customer acceptance provided all other revenue recognition criteria are met. In general, sales made by Caliper do not include general return rights or privileges. In the limited circumstance where a right of return exists, Caliper recognizes revenue when the right has lapsed. Based upon Caliper’s prior experiences, sales returns have not been significant and therefore a general provision for sales returns or other allowances is not recorded at the time of sale. Revenue from services offered by Caliper is generally recognized as the services are performed (or, as applicable, ratably over the contract service term in the case of annual maintenance contracts). Provision is made at the time of sale for estimated costs related to Caliper’s warranty obligations to customers.

Cash received from customers as advance deposits for undelivered products and services including contract research and development services, is recorded within customer deposits until revenue is recognized. Revenue related to annual maintenance contracts or other remaining undelivered performance obligations is deferred and recognized upon completion of the underlying performance criteria.

Product Revenue

Product revenue is recognized upon the shipment and transfer of title to customers and is recorded net of discounts and allowances. Revenues on shipments subject to customer acceptance provisions are recognized only upon customer acceptance provided all other revenue recognition criteria are met. Customer product purchases are generally delivered under standardized terms of “FOB origin” with the customer assuming the risks and rewards of product ownership at the time of shipping from Caliper’s warehouse. Revenue associated with customer product purchases delivered under terms of “FOB destination” is deferred until product is delivered to the customer. In accordance with Accounting Standards Update (ASU) No. 2009-13, Caliper defers the relative selling price of any elements that remain undelivered after product shipment and/or acceptance (as applicable), such as remaining services to be performed.

Service and Annual Maintenance Agreements

Caliper’s general policy is to recognize revenue as services are performed, typically using the proportional performance method based upon defined outputs or other reasonable measures, as applicable, or ratably over the contract service term in the case of annual maintenance contracts. Customers may purchase optional warranty coverage during the initial standard warranty term and annual maintenance contracts beyond the standard warranty expiration. These optional service offerings are not included in the price Caliper charges customers for the initial product purchase. Under Caliper’s standard warranty, the customer is entitled to repair or replacement of defective goods.

Licensing and Royalty

Revenue from up-front license fees is recognized when the earnings process is complete and no further obligations exist. If further obligations exist, the up-front license fee is recognized ratably over the obligation period. Royalties and milestone payments under licenses are recorded as earned in accordance with contract terms, when third-party results are reliably measured and collectability is reasonably assured. Imaging patent rights granted to commercial imaging customers are recognized ratably over the term of the license.

Contract Revenue

Revenue from contract research and development services is recognized as earned based on the performance requirements of the contract. Non-refundable contract fees, unless based upon time and materials, time and expense, or substantive milestones, are generally recognized using the proportional performance method.

Fair Value of Assets and Liabilities

Caliper measures fair value at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements, prioritizes the assumption that market participants would use in pricing the asset or liability (the “inputs”) into a three-tier fair value hierarchy. This fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets for identical assets or liabilities and the lowest priority (Level 3) to unobservable inputs in which little or no market data exists, requiring companies to develop their own assumptions.

Observable inputs that do not meet the criteria of Level 1, and include quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets and liabilities in markets that are not active, are categorized as Level 2. Level 3 inputs are those that reflect our estimates about the assumptions market participants would use in pricing the asset or liability, based on the best information available in the circumstances. Valuation techniques for assets and liabilities measured using Level 3 inputs may include methodologies such as the market approach, the income approach or the cost approach, and may use unobservable inputs such as projections, estimates and management’s interpretation of current market data. These unobservable inputs are only utilized to the extent that observable inputs are not available or cost-effective to obtain. Caliper’s investments are all classified as Level 1 inputs because they are valued using quoted market prices, broker or dealer quotations, or market prices received from industry standard pricing data providers. On September 30, 2011, Caliper’s investments were valued as follows (in thousands):

Quoted Prices in Active Markets (Level 1)
Money market funds	$1,008
Government treasuries and bonds	3,512
Commercial paper	1,299
U.S. corporate notes and bonds	3,301
U.S. Agency bonds	1,906
Asset backed securities	641
Other	354

Total	$12,021

As of September 30, 2011, Caliper’s cash and available for sale securities of $47.3 million all have contracted maturities of less than one year, with the exception of six securities with an aggregate value of $2.8 million. In addition, Caliper held securities that were in an unrealized loss position as of September 30, 2011; however, these unrealized losses were not material either individually or in the aggregate.

Income Taxes

Caliper accounts for income taxes in accordance with FASB ASC 740, Accounting for Income Taxes, and accounts for uncertainty in income taxes recognized in financial statements in accordance with FASB ASC 740-10, Accounting for Uncertainty in Income Taxes. FASB ASC 740 prescribes a comprehensive model for the recognition, measurement, and financial statement disclosure of uncertain tax positions. Unrecognized tax benefits are the difference between tax positions taken, or expected to be taken, in tax returns, and the benefits recognized for accounting purposes pursuant to FASB ASC 740. Caliper classifies uncertain tax positions as short-term liabilities within accrued expenses. For the nine months ended September 30, 2011 and 2010, Caliper’s tax provisions primarily relate to foreign taxes in jurisdictions where its wholly owned subsidiaries are profitable and in certain states, state income taxes.

Goodwill

Caliper performs a test for the impairment of goodwill annually, or more frequently if events or circumstances indicate that goodwill may be impaired. Because Caliper has a single operating segment, which is the sole reporting unit, Caliper performs this test by comparing the fair value of Caliper with its carrying value, including goodwill. If the fair value exceeds the carrying value, goodwill is not impaired. If the book value exceeds the carrying value, Caliper would calculate the potential impairment loss by comparing the implied fair value of goodwill with the book value of goodwill. If the implied fair value of goodwill is less than the book value, an impairment charge would be recorded equal to the difference. As of September 30, 2011, Caliper analyzed its goodwill for indicators of impairment, and concluded that there were none.

Recently Issued Accounting Standards

There are no recently issued accounting standards, which, if adopted, would have a material impact on Caliper’s reported results of operations.

2. Acquisition

On December 17, 2010, Caliper completed the acquisition of Cambridge Research & Instrumentation, Inc. (“CRi”) for $20.0 million, consisting of approximately $7.9 million in cash, issuance of 1,648,641 shares of Caliper’s common stock valued at $10.3 million and an assumed liability resulting from a litigation settlement of approximately $1.8 million. Caliper incurred approximately $1.0 million in acquisition related costs that were expensed within selling, general and administrative costs, of which approximately $0.9 million was incurred within the fourth quarter of 2010 and approximately $0.1 million was incurred within the first quarter of 2011. CRi’s operations, assumed as of the date of the acquisition, are included in the results of operations of Caliper beginning on December 17, 2010, the closing date of the acquisition.

3. Divestitures

On May 17, 2010, Caliper entered into a Purchase Agreement (the “Purchase Agreement”) providing for the sale of its specialty product lines, consisting of the TurboVap and RapidTrace instrument groups, to Biotage LLC (“Biotage”) for approximately $16.5 million in cash. The sale of these specialty product lines to Biotage was completed on May 24, 2010. As of the closing date for this transaction, the specialty product lines had net assets of $5.0 million comprised of $2.7 million of goodwill allocated on a relative fair value basis, $1.6 million in accounts receivable and $1.4 million in inventory, less $0.7 million of assumed liabilities. The sale resulted in an $11.4 million gain before estimated income taxes of approximately $0.3 million.

4. Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis, or “FIFO”) or market. Amounts are relieved from inventory and recognized as a component of cost of sales on a FIFO basis. Inventories consist of the following (in thousands):

	September 30, 2011	December 31, 2010
Raw material	$8,124	$6,245
Work-in-process	916	1,646
Finished goods	7,958	6,113

	$16,998	$14,004

5. Intangibles

Intangibles, net of amortization expense and other charges, consist of the following assets acquired in connection with previous business combinations (in thousands):

	September 30, 2011	December 31, 2010
Core technologies	$12,413	$14,995
Developed and contract technologies	3,422	4,489
Customer contracts, lists and relationships	2,128	2,747
Other intangibles	309	368
Trade names	2,898	2,898
In-process research and development	1,240	2,300

	$22,410	$27,797

In connection with the acquisition of CRi, $2.3 million of the intangible assets acquired relate to in-process research and development (“IPR&D”) assets. These IPR&D assets represent projects that were in existence as of the acquisition date. Caliper assesses the status of the projects on a quarterly basis to determine whether they have been completed or abandoned. In the second quarter of 2011, Caliper abandoned certain of these projects, resulting in a $1.1 million impairment charge which is recorded within amortization of intangible assets within the accompanying consolidated statements of operations. The abandonment of these projects represented an indicator of impairment, which prompted Caliper to perform a recoverability test during the second quarter of 2011. Caliper used a multi-period excess earnings approach which measures fair value by discounting expected future cash flows attributable to a single intangible asset. Based on information learned by Caliper during the second quarter as our research and analysis of the projects progressed, there were changes in the estimated costs to be incurred to complete the projects. As such, the results of the recoverability test showed that there was no value to the abandoned projects.

6. Warranty Obligations

Caliper provides for estimated warranty expenses as a component of cost of revenue at the time product revenue is recognized. Caliper offers a one-year limited warranty on most products, which is included in the selling price. Caliper’s standard limited warranty covers repair or replacement of defective goods, a preventative maintenance visit on certain products, and telephone-based technical support. Factors that affect Caliper’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. Caliper periodically assesses the adequacy of its recorded warranty liabilities and adjusts amounts as necessary.

Changes in Caliper’s warranty obligation are as follows (in thousands):

	Nine Months Ended September 30,
	2011	2010
Balance at beginning of period	$1,511	$1,557
Warranties issued during the period	1,776	1,190
Settlements and adjustments made during the period	(1,808)	(1,401)

Balance at end of period	$1,479	$1,346

7. Comprehensive Income (loss)

Comprehensive income (loss) is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$(782)	$(1,310)	$(6,615)	$5,709
Unrealized gain (loss) on marketable securities	54	8	194	6
Foreign currency translation gain (loss)	(5)	240	2	53

Comprehensive income (loss)	$(733)	$(1,062)	$(6,419)	$5,768

8. Accrued Restructuring Costs

Caliper’s accrued restructuring costs as of September 30, 2011 were comprised of future contractual obligations pursuant to facility operating leases covering certain idle space as further described below. The following table summarizes changes in accrued restructuring obligations during the nine months ended September 30, 2011 (in thousands):

	Severance and Related	Facilities	Total
Balance, December 31, 2010	$702	$3,228	$3,930
Restructuring charges	418	1,576	1,994
Adjustments to estimated obligations	(19)	8	(11)
Interest accretion	—	136	136
Stock compensation, non-cash	65	—	65
Payments	(1,160)	(1,176)	(2,336)

Balance, September 30, 2011	$6	$3,772	$3,778

The remaining facility and severance obligations are payable as follows (in thousands):

Years Ended December 31:
2011 (remainder of fiscal year)	$680
2012	1,466
2013	1,650
2014	280
2015	223

Total minimum payments	4,299
Less: Amount representing interest	521

Present value of future payments	3,778
Less: Current portion of obligations	1,528

Non-current portion of obligations	$2,250

The restructuring obligations reflected above resulted from the following actions:

Severance

In December 2010, Caliper acquired CRi (see Note 2). In connection with the acquisition in the fourth quarter of 2010, Caliper recorded a $0.7 million restructuring charge related to employee separation costs incurred by Caliper after the acquisition date. This action reduced the total CRi workforce by 13 employees, or approximately 28%. All affected employees were notified in December 2010 and are not required to perform future services to earn severance payments. In March 2011, Caliper recorded an additional $0.5 million restructuring charge related to employee separation costs incurred in connection with the termination of a former executive officer of CRi. As of September 30, 2011, the majority of the obligations have been paid.

Facility Closures

During 2008, Caliper consolidated its California-based business operations to reduce overall facility costs and improve productivity and effectiveness of its research and development spending. The consolidation plan entailed vacating approximately 26,300 square feet of occupied space in Mountain View, California. In 2009, Caliper revised its assumptions around the restructuring charge taken in 2008 regarding the facility. The effect of the change was to update the sublease timing and rates assumed as a result of conditions in the current real estate market, as well as to correct an error in the amount of vacated space which was reduced by approximately 10,200 square feet. This facility closure was accounted for in accordance with FASB ASC 420, Accounting for Costs Associated with Exit or Disposal Activities, pursuant to which Caliper recorded a liability equal to the fair value of the remaining lease payments as of the cease-use date. The fair value was determined based upon the discounted present value of remaining lease rentals (using a discount rate of 5.5%) for the space no longer occupied, considering future estimated sublease income, estimated broker fees and required tenant improvements. The lease term expires on November 30, 2013.

In April 2010, Caliper vacated approximately 5,400 additional square feet of its Mountain View, California facility to streamline chip manufacturing operations and increase the likelihood of securing a sub-tenant for unutilized space within the facility. Caliper recorded a restructuring charge of approximately $0.6 million related to this action during the three months ended June 30, 2010. This partial facility abandonment was accounted for in accordance with FASB ASC 420, pursuant to which Caliper recorded a liability equal to the fair value of the remaining lease payments as of the cease-use date. The fair value was determined based upon the discounted present value of remaining lease payments (using a discount rate of 5.5%) for the space no longer occupied, considering future estimated sublease income, estimated broker fees and required tenant improvements.

In September 2010, Caliper entered into a two year sublease for approximately 13,200 square feet of the unutilized space in Mountain View, California. As a result of entering into this agreement, Caliper revised its assumptions around the restructuring charge taken with respect to this property in 2009, and recorded an additional $0.7 million restructuring charge during the three months ended September 30, 2010. The effect of the charge was to update the sublease rates for the remaining space as well as to capture the period from the end of the sublease through November 2013 for which Caliper does not expect to receive sublease income.

In April 2011, Caliper entered into a sublease for approximately 13,080 square feet of the unutilized space in Mountain View, California, at terms consistent with those assumed in the previously recorded restructuring charges. As a result of entering into this agreement, Caliper revised its assumptions around the remaining space, concluding that the remaining space would not generate sublease income, and recorded an additional $0.4 million restructuring charge during the three months ended June 30, 2011. The effect of the charge was to update the timing of sublease income related to the remaining space in Mountain View, California.

In July 2009, Caliper vacated approximately 19,000 square feet at its Hopkinton, Massachusetts facilities in order to reduce idle excess capacity created as a result of product line divestitures completed in 2008. Caliper recorded a restructuring charge of approximately $1.0 million related to this action in the third quarter of 2009. Caliper has accounted for this restructuring activity in accordance with FASB ASC 420, pursuant to which Caliper has recorded a liability equal to the fair value of the remaining lease payments as of the cease-use date. Fair value was determined based upon the discounted present value of remaining lease payments (using a discount rate of 6.5%), considering future estimated sublease income, estimated broker fees and required tenant improvements. The lease term expires on December 31, 2015.

In June 2011, Caliper closed its approximately 30,000 square feet, Woburn, Massachusetts facility which was assumed as part of the acquisition of CRi. The Woburn operations were transitioned to Caliper’s corporate headquarters in Hopkinton, Massachusetts, consistent with its announced integration plan. Caliper recorded a restructuring charge of approximately $1.3 million related to this action during the three months ended June 30, 2011. The facility closure was accounted for in accordance with FASB ASC 420, pursuant to which Caliper has recorded a liability equal to the fair value of the remaining lease payments as of the cease-use date. Fair value was determined based upon the discounted present value of remaining lease payments (using a discount rate of 4.0%), considering future estimated sublease income, estimated broker fees and required tenant improvements. The lease term expires on August 31, 2015. In September 2011, Caliper entered into a sublease for approximately 20,000 square feet of the unutilized space at the Woburn, Massachusetts facility at terms consistent with those assumed in the previously recorded restructuring charge; the economics of the sublease were substantially the same as our original sublease assumption and, therefore, an immaterial restructuring charge true up was recorded during the three months ended September 30, 2011.

9. Revolving Credit Facility

On December 31, 2010, Caliper entered into a Third Amended and Restated Loan and Security Agreement (“credit facility”) with a bank, which permits Caliper to borrow up to $25 million in the form of revolving loan advances, including up to $5 million in the form of letters of credit and other contingent reserves. The principal effect of this modification was to extend the maturity date of the credit facility from April 1, 2011 to April 1, 2013. The modification also established financial covenants that are tested as of the last day of each quarter. Principal borrowings under the credit facility accrue interest at a floating annual rate equal to the bank’s prime rate (4.0% at September 30, 2011). Under the credit facility, Caliper is permitted to borrow up to $25 million, subject to a borrowing base limit consisting of (a) 80% of eligible accounts receivable plus (b) the lesser of 90% of Caliper’s unrestricted cash at the bank or $15 million. Eligible accounts receivable do not include internationally billed receivables, unbilled receivables, and receivables aged over 90 days from invoice date. The credit facility serves as a source of capital for ongoing operations and working capital needs.

The credit facility includes traditional lending and reporting covenants including certain financial covenants applicable to liquidity and earnings that are to be maintained by Caliper and tested as of the last day of each quarter. As of September 30, 2011, Caliper was in compliance with all of its covenants in the credit facility. There were no outstanding borrowings under the credit facility as of September 30, 2011.

10. Commitments and Contingencies

Caliper’s commitments and contingencies are disclosed within Note 11 to the consolidated financial statements included in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 11, 2011. There have not been any material changes to Caliper’s commitments and contingencies during the current period, except as follows.

On December 11, 2009, Caliper entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Taconic Farms, Inc., (“Taconic”), a New York corporation. The Stock Purchase Agreement provided for the sale of Caliper’s XenBio operations to Taconic for a purchase price of approximately $10.8 million, which included $9.7 million in cash together with $1.1 million which was placed into an escrow account until April 30, 2011. On April 18, 2011, Caliper received notice from Taconic regarding a claim for indemnification by Taconic for various potential contingent losses that may be suffered by Taconic and for which, if such losses are actually realized by Taconic, Taconic believes Caliper would have an obligation to indemnify Taconic under the terms of the Stock Purchase Agreement. Under the terms of the Stock Purchase Agreement, Caliper’s maximum liability for any such losses actually suffered by Taconic, and for which Caliper is determined to be responsible, is $3.0 million. Caliper believes that the $1.1 million placed into escrow will likely remain in escrow until this issue is further clarified or otherwise resolved.

On August 9, 2006, Stanford University (“Stanford”) provided Xenogen Corporation, a wholly owned subsidiary of Caliper (“Xenogen”) with the results of an audit performed pursuant to the exclusive license agreement between Stanford and Xenogen. The audit report, which was prepared by a third party consultant, asserted certain claims of underpayments by Xenogen to Stanford during the period from 2002 through March 31, 2006 based upon a different interpretation of the scope of imaging products that are subject to the royalty provisions of the license than Xenogen had used for the calculation of royalties since the beginning of this licensing arrangement in 1997. Upon review of the audit report, Caliper determined that additional royalties of $71,000 were owed to Stanford, and paid this obligation in 2006. In July 2011, Caliper and Stanford entered into an agreement to resolve all remaining disputes regarding the audit report and how the terms of the license agreement would be interpreted by the parties going forward. As a result of the agreement, no additional payments were made to Stanford for past licensing or royalties. However, the original license agreement was modified to increase the prospective royalty rate, effective July 1, 2011, for purposes of calculating any future payments to Stanford from sublicensing revenue received by Caliper.

11. Legal Proceedings

As reported previously, on February 23, 2010, Caliper, Xenogen, and Stanford filed a complaint for patent infringement against Carestream Health, Inc. (“Carestream”) in the U.S. District Court for the Eastern District of Texas. Caliper, Xenogen, and Stanford sought a judgment that Carestream induced infringement of seven United States patents that Caliper, through Xenogen, exclusively licenses from Stanford. Caliper and its co-plaintiffs sought an award of compensatory damages, treble damages due to Carestream’s willfulness, a permanent injunction and attorneys’ fees against Carestream for its ongoing, indirect infringement of the patents-in-suit. The complaint was served on Carestream on February 26, 2010. On April 20, 2010, Carestream filed its answer to the complaint, denying it induced infringement of the asserted patents. Carestream also counterclaimed for declaratory judgments of non-infringement and invalidity of the asserted patents. Carestream also filed a motion to transfer the venue of the litigation to another district court. Caliper and Carestream subsequently agreed to the transfer of this case to the U.S. District Court for the Northern District of California. See below for a description of the settlement agreement for this litigation that was entered into on August 8, 2011.

On June 8, 2010, the U.S. Patent and Trademark Office (“PTO”) issued U.S. Patent Number 7,734,325 (the “325 Patent”) to Carestream. The next day, Caliper filed a request for reexamination of all claims of the 325 Patent. On August 12, 2010, the PTO issued an order granting reexamination of all claims of the 325 Patent. On the same day, the PTO also issued an action closing prosecution of the reexamination of the 325 Patent. On September 29, 2010, the PTO issued a right of appeal notice notifying Caliper and Carestream of each party’s right to appeal the examiner’s determinations in the reexamination. Caliper filed a Notice of Appeal with the PTO on October 29, 2010, and filed its appeal brief on February 4, 2011. Carestream filed its reply to Caliper’s appeal brief on March 7, 2011. This appeal is still pending in the PTO.

On July 9, 2010, Carestream filed a complaint for patent infringement against Caliper in the U.S. District Court for the Western District of Wisconsin. Carestream’s complaint alleges that Caliper’s Lumina XR imaging system infringes the 325 Patent and that Caliper indirectly infringes the 325 Patent. Caliper filed its answer to Carestream’s complaint on August 2, 2010. Carestream’s allegations of infringement did not involve any of Caliper’s imaging products other than the Lumina XR. The Lumina XR system is a multi-modal imaging system with both optical and x-ray capabilities that Caliper first introduced in September 2009. With its complaint for patent infringement, Carestream also filed with the Court a motion for preliminary injunction to prevent Caliper from selling the Lumina XR system during the pendency of this litigation. Caliper filed its opposition to Carestream’s motion for a preliminary injunction on October 20, 2010. The hearing on Carestream’s preliminary injunction motion was held on March 4, 2011. The Court issued its Opinion and Order denying Carestream’s preliminary injunction motion on March 31, 2011, finding that Carestream failed to establish either a reasonable likelihood of success on the merits of its infringement claim or any irreparable harm if the requested preliminary injunction were not entered. In its Opinion and Order the Court also denied both Caliper’s and Carestream’s cross-motions for summary judgment, but indicated that each party could file a new motion for summary judgment after additional discovery has taken place. The Court also conducted a claim construction hearing on March 4, 2011.

On August 8, 2011, Caliper and Carestream entered into a settlement agreement (the “Settlement Agreement”) which resolves both Caliper’s and Stanford’s complaints against Carestream in the U.S. District Court for the Northern District of California (the “California Litigation”) as well as Carestream’s complaint against Caliper in U.S. District Court for the Western District of Wisconsin (the “Wisconsin Litigation”). In connection with the settlement of the California Litigation, Carestream agreed not to market or sell its optical imaging systems that are capable of performing in vivo optical imaging of mammals for the applications covered by the patents that are exclusively licensed by Stanford to Caliper. In connection with the settlement of the Wisconsin Litigation, Carestream agreed not to assert any of its intellectual property against Caliper Lumina XR optical imaging system, as such system is presently marketed and sold by Caliper. Also in connection with the Settlement Agreement, each party’s complaint against the other party was dismissed with prejudice.

On November 10, 2010, GenMark Diagnostics, Inc. (“GenMark”), a life sciences company based in Carlsbad, California, filed a complaint against Caliper in the U.S. District Court for the Northern District of California, seeking declaratory judgment that either (i) GenMark’s products do not infringe three microfluidic patents owned by Caliper (U.S. Patent Nos. 6,366,924; 6,399,025; and 6,495,104) and/or (ii) the claims of the three patents at issue are invalid. GenMark’s complaint was served on Caliper on November 11, 2010. The complaint filed by GenMark did not contain any other claims against Caliper, other than a claim for recovery of reasonable attorneys’ fees. Caliper had been in the beginning stages of license discussions with GenMark when it filed its complaint. On February 28, 2011, Caliper and GenMark entered an agreement under which Caliper agreed not to assert any infringement claims under certain specified patents against GenMark during the next six-month period and GenMark agreed to dismiss its complaint without prejudice. On August 24, 2011 Caliper and GenMark entered an amended and restated agreement which extended the prior agreement to February 24, 2012. Discussions between Caliper and GenMark regarding a potential licensing arrangement are on-going.

On September 12, 2011, a putative stockholder class action lawsuit was filed in the Court of Chancery of the State of Delaware against Caliper, the board of directors of Caliper, PerkinElmer, Inc. and PerkinElmer Hopkinton Co. This action, styled Betty Greenberg v. Caliper Life Sciences, Inc., E. Kevin Hrusovsky, Kathryn A. Tunstall, David W. Carter, Van Billet, Robert C. Bishop, David V. Milligan, Allan L. Comstock, PerkinElmer, Inc. and PerkinElmer Hopkinton Co., Case No. 6853 (the “Greenberg Action”), alleges that each of the defendants violated applicable law by directly breaching and/or aiding breaches of fiduciary duties owed to the plaintiff and other public stockholders of Caliper. The plaintiff in this lawsuit seeks to enjoin the consummation of the proposed merger (the “Merger”) of Caliper with PerkinElmer Hopkinton Co., a wholly owned subsidiary of PerkinElmer, Inc., pursuant to the Agreement and Plan of Merger dated as of September 7, 2011. The plaintiff also seeks an award of the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees, and the grant of other and further equitable relief as the Court deems just and proper.

On September 16, 2011, a second plaintiff filed a putative stockholder class action lawsuit in the Court of Chancery of the State of Delaware against the board of directors of Caliper, Caliper, PerkinElmer, Inc. and PerkinElmer Hopkinton Co. This action, styled James Dalton v. E. Kevin Hrusovsky, Robert Bishop, Van Billet, David Carter, Allan Comstock, David Milligan, Kathryn Tunstall, Caliper Life Sciences, Inc., PerkinElmer, Inc. and PerkinElmer Hopkinton Co., Case No. 6871 (the “Dalton Action”), contains allegations that are substantially similar to those alleged in the previously-filed complaint—namely, that each of the defendants breached and/or aided in breaches of fiduciary duties owed to Caliper’s stockholders. The plaintiff in this lawsuit seeks to enjoin the consummation of the Merger, an award of the costs of the action, including reasonable allowance for attorneys’ and experts’ fees, and the grant of further relief as the Court deems just and proper.

On October 5, 2011, a third plaintiff, also purportedly a Caliper stockholder, filed a putative stockholder class action complaint in the Court of Chancery of the State of Delaware against Caliper, certain directors and officers of Caliper, PerkinElmer, Inc. and PerkinElmer Hopkinton Co. This action, styled Elizabeth Chaney v. E. Kevin Hrusovsky, Robert Bishop, Van Billet, David Carter, Allan Comstock, David Milligan, Kathryn Tunstall, Caliper Life Sciences, Inc., PerkinElmer, Inc. and PerkinElmer Hopkinton Co., Case No. 6911, (the “Chaney Action”), contains allegations that are substantially similar to those alleged in the previously-filed complaints—namely, that each of the defendants breached and/or aided in breaches of fiduciary duties owed to Caliper’s stockholders. The plaintiff in this lawsuit seeks to enjoin the consummation of the Merger, an award of the costs of the action, including reasonable allowance for attorneys’ and experts’ fees, and the grant of further relief as the Court deems just and proper.

On October 6, 2011, Plaintiff Chaney filed a Motion for Preliminary Injunction with this Court as well as a Proposed Amended Order of Consolidation, following which, on October 7, 2011, the Court entered an amended consolidation order, consolidating the Chaney Action into the Dalton Action and the Greenberg Action and designating the Chaney complaint as the operative complaint.

The three actions described in the paragraphs above are collectively referred to as the “Stockholder Actions.” On October 25, 2011, the parties to the Stockholder Actions, without the defendants admitting any wrongdoing or liability of any kind, reached an agreement in principle providing for the withdrawal of the plaintiffs’ pending motion for a preliminary injunction and to resolve all claims asserted in the Stockholder Actions. Caliper has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, which was filed with the SEC on October 26, 2011. The agreement in principle contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Caliper’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the Court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law). In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Court for an award of attorneys’ fees and expenses to be paid by Caliper or its successor, which the defendants may oppose. Caliper or its successor will pay or cause to be paid any attorneys’ fees and expenses awarded by the Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the agreement in principle may be terminated.

From time to time Caliper is involved in litigation arising out of claims in the normal course of business, and when a probable loss contingency arises, records a loss provision based upon actual or possible claims and assessments. The amount of possible claim recorded is determined on the basis of the amount of the actual claim, when the amount is both probable and the amount of the claim can be reasonably estimated. If a loss is deemed probable, but the range of potential loss is wide, Caliper records a loss provision based upon the low end estimate of the probable range and may adjust that estimate in future periods as more information becomes available. Litigation loss provisions, when made, are reflected within general and administrative expenses in our statement of operations and are included within accrued legal expenses in the accompanying balance sheet. Based on the information presently available, management believes that there are no outstanding claims or actions pending or threatened against Caliper, the ultimate resolution of which will have a material adverse effect on our financial position, liquidity or results of operations, although the results of litigation are inherently uncertain, and adverse outcomes are possible.

12. Stock-Based Compensation, Options and Restricted Stock Activity and Net Loss per Weighted Average Common Share Outstanding

Warrants

In connection with Caliper’s 2006 acquisition of Xenogen, Caliper granted Xenogen stockholders an aggregate of 4,701,733 warrants, and reserved an additional 411,814 warrants for potential issuance upon the exercise of Xenogen warrants which were assumed by Caliper. Upon the potential exercise of these assumed warrants, the holders are entitled to receive that number of Caliper shares and warrants that such holder would have been entitled to receive as a Xenogen stockholder as of the acquisition date. Each warrant granted permits the holder to acquire one Caliper common share at an exercise price of $6.79 per share through August 9, 2011. The termination date of the Caliper warrants that are to be issued upon the eventual exercise of the assumed Xenogen warrants may not be extended beyond the 5 year expiration date for the Caliper warrants.

During the nine months ended September 30, 2011, 4,627,424 Caliper warrants were exercised, and all unexercised and unissued Caliper warrants expired on August 9, 2011. In addition, during the nine months ended September 30, 2011, 310,668 of the assumed Xenogen warrants were exercised resulting in 96,875 Xenogen warrants outstanding as of September 30, 2011. Collectively, the net effect of the Caliper and Xenogen warrant exercises for the nine months ended September 30, 2011, including the effect of “net or cashless exercises” was the issuance of 1,928,668 shares of Caliper common stock for proceeds of approximately $9.0 million.

The following table summarizes information with respect to warrants assumed from Xenogen which remain outstanding and exercisable at September 30, 2011:

Expiration Date	Exercise Price	Number of Xenogen Warrants	Equivalent Caliper Shares (.5792 exchange ratio)
April 30, 2013	$3.64	88,716	51,382
October 18, 2011	$40.74	8,159	4,725

		96,875	56,107

Subsequent to September 30, all of the Xenogen warrants that remained outstanding as of September 30, 2011 were either net exercised or terminated, either because of the warrant’s expiration date or in consideration of a cash payment equal to the excess of the merger consideration of $10.50 per share over the exercise price per share of such warrant. The net exercise of these remaining Xenogen warrants resulted in the issuance of 17,495 shares of Caliper common stock.

Stock Plans

Caliper’s stock plans are disclosed within Note 13 to the consolidated financial statements included in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 11, 2011. In June 2011, Caliper’s stockholders adopted the 2011 Employee Stock Purchase Plan (the “2011 Purchase Plan”). The initial number of shares reserved was 1.5 million shares, subject to adjustment, and the term of the 2011 Purchase Plan is ten years. Under the 2011 Purchase Plan, employees have the option to purchase shares of Caliper’s common stock at 85% of the closing price on the first trading day of each offering period or the last trading day of each offering period (as defined in the 2011 Purchase Plan), whichever is lower, up to specified limits. Eligible employees are given the option to purchase shares of Caliper’s common stock, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended.

In connection with the Merger, Caliper will terminate all of its stock option plans and all other equity-related plans prior to the effective time of the Merger.

Stock-Based Compensation

Caliper recognizes all share-based payments, including grants of stock options, in the income statement as an operating expense, based on their fair values. Caliper estimates the fair value of each option award on the date of grant using a Black-Scholes-Merton based option-pricing model. Stock-based compensation expense is included within costs and expenses as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of product revenue	$71	$65	$213	$216
Cost of service revenue	20	11	48	39
Research and development	145	127	430	397
Selling, general and administrative	717	594	2,211	1,947

Total	$953	$797	$2,902	$2,599

On September 30, 2011, Caliper had share-based compensation plans (the “Plans”), which are described within Note 13 to the consolidated financial statements included in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 11, 2011.

The fair value of each option award issued under the Plans is estimated on the date of grant using a Black-Scholes-Merton based option pricing model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatility of Caliper’s stock. The expected term of the options is based on Caliper’s historical option exercise data taking into consideration the exercise patterns of the option holders during the option’s life. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of the grant.

	Nine Months Ended September 30,
	2011	2010
Expected volatility (%)	81-92	83-94
Risk-free interest rate (%)	1.05-2.15	1.43-2.18
Expected term (years)	3.6-4.9	3.4-4.6
Expected dividend yield (%)	—	—
Weighted average grant date fair value	$4.51	$2.32

Options and Restricted Stock Activity

A summary of stock option and restricted stock activity under the Plans as of September 30, 2011, and changes during the nine months then ended is as follows:

Stock Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2010	9,011,204	$4.45	6.02	$18,101
Granted	946,630	6.91	—	—
Exercised	(485,837)	4.33	—	2,069
Canceled	(136,523)	—	—	—

Outstanding at September 30, 2011	9,335,474	$4.65	5.73	$54,415

Exercisable at September 30, 2011	6,748,118	$4.71	4.65	$39,002

Vested and expected to vest at September 30, 2011	9,207,359	$4.65	5.69	$52,385

Restricted Stock Units	Shares	Weighted Average Grant Date Fair Market per Share Value
Outstanding and non-vested at December 31, 2010	1,432,089	$1.92
Granted	240,122	6.62
Vested	(393,589)	2.76
Forfeited	(250)	4.01

Outstanding and non-vested at September 30, 2011	1,278,372	$2.55

Restricted stock units do not carry an exercise price and typically vest over a four-year period, although the vesting period of certain awards may vary. As of September 30, 2011, the weighted average remaining vesting term is 1.91 years and the aggregate intrinsic value of outstanding and non-vested restricted stock is approximately $13.4 million.

During the nine months ended September 30, 2011, Caliper granted 946,630 options at a weighted average grant date fair value, using the Black-Scholes-Merton option pricing model, of $4.51 per share, and 240,122 restricted stock units at a weighted average grant date fair value of $6.62 per share. The total fair value of restricted stock that vested during the nine months ended September 30, 2011 was approximately $1.1 million.

As of September 30, 2011, there was $8.9 million of total unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average remaining service period of approximately 2.93 years.

In connection with the Merger, at the effective time of the Merger, each stock option representing the right to acquire shares of Caliper common stock outstanding immediately prior to the effective time of the Merger (whether then vested or unvested) will be cancelled in exchange for the right to receive a cash amount, without interest and less any applicable withholding taxes, equal to the product of (1) the total number of shares of common stock subject to such stock option, multiplied by (2) an amount equal to the excess, if any, of the merger consideration of $10.50 per share over the exercise price per share of such stock option. Stock options with an exercise price per share equal to or greater than the merger consideration of $10.50 per share will be cancelled for no consideration and have no further force or effect from and after the effective time of the Merger.

Furthermore, at the effective time of the Merger, each restricted stock unit representing the right to acquire shares of Caliper common stock outstanding immediately prior to the effective time of the Merger (whether then vested or unvested) will be cancelled in exchange for the right to receive a cash amount, without interest and less any applicable withholding taxes, equal to the product of (1) the total number of shares of common stock subject to such restricted stock unit, multiplied by (2) the merger consideration of $10.50 per share.

Common Share Issuances

During the nine months ended September 30, 2011, Caliper issued 2,839,426 shares of common stock as a result of stock option and warrant exercises, issuances of shares under Caliper’s 1999 Employee Stock Purchase Plan and vesting of restricted stock.

Net Loss per Weighted Average Common Share Outstanding

Basic net income (loss) per share is calculated based upon net income (loss) divided by the weighted-average number of common shares outstanding during the period. The calculation of diluted net income per share gives effect to the dilutive effect of common stock equivalents consisting of stock options, unvested restricted stock, unvested restricted stock units and warrants (calculated using the treasury stock method). Potentially dilutive securities are excluded from the diluted earnings per share computation to the extent they have an antidilutive effect due to Caliper’s net loss.

A reconciliation of shares used in the calculations is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Weighted-average shares of common stock outstanding, basic	53,810	50,277	52,766	49,945
Dilutive options and restricted stock — based on the treasury stock method	—	—	—	1,943
Weighted-average shares used in dilutive computations of net income per share	53,810	50,277	52,766	51,888

The following outstanding options, restricted stock and warrants (prior to the application of the treasury stock method) were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Options and restricted stock	10,613	10,217	10,613	6,603
Warrants	56	5,029	56	5,029